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                                                                EXHIBIT 99(a)(3)


IXC                                                                 NEWS RELEASE
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                      IXC COMMUNICATIONS, INC. SUCCESSFULLY
            COMPLETES EXCHANGE OFFER FOR 12 1/2% JUNIOR EXCHANGEABLE
                            PREFERRED STOCK DUE 2009


         Austin, Texas, January 30/PR Newswire/-- IXC Communications, Inc. (Nasdaq: IIXC) announced today the consummation of a registered exchange offer (the "Exchange Offer") for its 12 1/2% Junior Exchangeable Preferred Stock Due 2009 ("Old Preferred Stock") which expired by its terms at 5:00 p.m., New York City time, on January 16, 1998 (the "Expiration Date"). In its Exchange Offer, IXC Communications, Inc. offered to exchange one share of its 12 1/2% Series B Junior Exchangeable Preferred Stock Due 2009 ("New Preferred Stock") which has been registered under the Securities Act of 1933 for each outstanding share of its Old Preferred Stock.

        Pursuant to the Exchange Offer, all of the Old Preferred Stock, which represented 308,959 shares of the Old Preferred Stock, were tendered prior to the Expiration Date.

        Austin, Texas-based IXC Communications, Inc. is one of the largest and fastest-growing suppliers of network-based information delivery solutions for the global communications market. The company owns and operates a new nationwide digital network and makes network capacity available to local telephone companies, national and regional long-distance carriers, cable and utility companies, and Internet Service Providers. IXC offerings include private line, broadband, and switched and dedicated inbound and outbound calling products, and calling card and debit card services. IXC is a publicly traded company listed on Nasdaq under the symbol IIXC. IXC's Web site is located at www.ixc-comm.com.

SOURCE  IXC Communications, Inc.

      -0-                      01/30/98

     /CONTACT: Investor: James F. Guthrie, Executive Vice President & Chief Financial Officer, 512-427-3713, or jguthrie@ixc-comm.com, or Media: Melissa Jackson, Manager of Public Relations, 512-231-5247, or mjackson@ixc-comm.com, both of IXC Communications, Inc./

     /Company News On-Call: http://www.prnewswire.com or fax, 800-758-5804, ext. 115151/

     /Web site: http://www.ixc-comm.net/

     (IIXC)




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